EXHIBIT 10.1

PROMISSORY NOTE

(BRIDGE LOAN FACILITY)

U.S. 2,500,000.00	February 8, 2008

FOR VALUE RECEIVED, COLOMBIA GOLDFIELDS LTD. ("CG") a corporation organized and existing under the laws of Ontario, Canada, hereby promise to pay to Global Resource Fund (the "Lender"), at its office at M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, or at such other place as the Lender may from time to time designate in writing, the principal sum of U.S. TWO MILLION FIVE HUNDRED THOUSAND DOLLARS (US $2,500,000) on July 31, 2008 (the "Maturity Date"). Interest shall accrue on the unpaid principal amount hereof at the rate of 12.5% per annum, calculated on the basis of a year of 360 days for the actual number of days elapsed, and shall be paid monthly in arrears on the last day of each month, commencing February 29, 2008. The principal shall be paid in a single payment on or before the Maturity Date, and shall be subject to mandatory prepayments as set forth below, Any amount due for payment hereunder which falls due on a day which is not a Business Day shall be payable on the next succeeding Business Day and the amount due will be adjusted accordingly by an appropriate rate of interest to be agreed between us. "Business Day" means a day on which Banks in Toronto and New York are open for a full day's business.

This Note is evidence of a bridge loan made by the Lender to the Borrower in the amount of $2,500,000 (the "Bridge Loan"). The Borrower's obligations hereunder are secured by:

a)

The joint and several Guaranty (the "Guaranty") of RNC (Colombia) Limited ("RNC"), Gavilan Minerales S.A. ("Gavilan") and Cia Minera de Caldas S.A. ("Caldas" and together with RNC and Gavilan, the ''Guarantors")

b)

The Guaranty shall in turn be secured by:

A pledge by RNC of 100% of the shares held by it in Caldas pursuant to the terms of a Pledge Agreement with respect thereto (the "RNC Pledge Agreement"); notwithstanding the foregoing, the physical delivery of the Caldas shares may be delivered post closing on a best efforts basis by RNC; and

c)

A pledge by CG of 100% of the shares held by it in RNC and Gavilan (the "CG Pledge Agreement"); notwithstanding the foregoing, the physical delivery of the Gavilan shares may be delivered post closing on a best efforts basis by CG.

This Note, Guaranty, the RNC Pledge Agreement, and the CG Pledge Agreement and all related and supporting documents and agreements, are hereinafter referred to as the "Transaction Documents" and each and every obligation of the Borrower and the Guarantors under the Transaction Documents are hereinafter referred to as the "Obligations", and the Borrower and the Guarantors are hereinafter referred to collectively as the "Obligors".

Optional prepayments. The Borrower may prepay amounts hereunder in increments of $500,000 without premium or penalty on 5 days prior written notice. Any amount prepaid hereunder may not be re-borrowed.

Mandatory Prepayments. As soon as possible, and in any event within five (5) Business Days after the occurrence of a Mandatory Prepayment Event (as defined below), the Borrower shall prepay this Note in the amount required by such event, as set forth below (each a "Mandatory Prepayment"). Each of the following shall constitute a "Mandatory Prepayment Event":

(i)         any of the Borrower or the Guarantors shall issue any debt or equity, with such Mandatory Prepayment equal to the net proceeds of any such issuance;

(ii)         (a)any person together with all affiliates and associates of such person (other than the Borrower), shall become the beneficial owner, directly or indirectly, of securities of RNC, Gavilan or Caldas representing 51% or more of the combined voting power of their then outstanding securities having the right to vote in an election of their Board of Directors; or (b) persons who constitute any of their Board of Directors as of the date hereof cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the such Board of Directors; or (c) the Board of Directors and the stockholders of the Guarantors (if required) shall approve (i) any consolidation or merger where the stockholders of the Guarantor, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate at least 51% or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of either Borrower or any Guarantor, (iii) any plan or proposal for the liquidation or dissolution of any Obligor; in any such event, such Mandatory Prepayment shall be in the total outstanding amount of this Note together with all accrued but unpaid interest thereon. Any of the foregoing is herein defined as a "Change of Control".

Affirmative Covenants. Each Obligor shall, unless waived in writing:

(a)

Financial Reporting. Furnish the Lender with the following statements and reports: (i) within 120 days after the end of each Fiscal Year, a copy of its audited consolidated financial statements and the auditors' reports thereon and if reasonably requested, the consolidating internally prepared worksheets of the Borrower and its subsidiaries; (ii) within 45 days after the end of each Fiscal Quarter, a copy of its unaudited consolidated financial statements with respect thereto. Notwithstanding the foregoing, the reporting requirements set forth in this paragraph (a) shall be deemed met by the timely compliance with Borrower's reporting obligations imposed by the TSX in connection with Borrower's status as a publicly traded company.

(b)

Corporate Existence; Conduct of Business. (i) Preserve and maintain its legal existence in good standing, (ii) conduct its business in such a manner so as to comply in all respects with all material and applicable law, so as to observe and perform in all respects all its material obligations under leases, licences and agreements necessary for the proper conduct of its business and so as to preserve and protect its material property and assets and the earnings, income and profits there from, (iii) perform all obligations incidental to any trust imposed upon it by statute and ensure that any breaches of the said obligations and the consequences of any such breach shall be promptly remedied and (iv) in accordance with Borrower's previous disclosures to Lender, obtain and maintain all material governmental consents necessary for the operation of its business.

(c)

Use of Proceeds. Apply the proceeds of the Bridge Loan to the Borrower's acquisition of the Marmato Gold Development Project and to general working capital purposes.

(d)

Insurance. Maintain with financially sound and reputable insurers, insurance with respect to the properties and business of the Obligors against loss, damage, risk or liability of the kinds customarily insured against by Persons carrying on a similar business, including business interruption insurance.

(e)

Taxes. Each Obligor shall pay all taxes, rates, government fees and dues levied, assessed or imposed upon it and upon its property or assets or any part thereof, as and when the same become due and payable (save and except when and so long as the validity of any such taxes, rates, fees, dues, levies, assessments or imposts is being contested in good faith by appropriate proceedings and adequate reserves shall have been set aside in the books of the relevant Obligor), and such Obligor shall deliver to the Lender, when requested, written evidence of such payments.

(f)

Inspection of Assets and Operations. Permit representatives of the Lender to inspect the Borrower's operations and for that purpose to enter on Borrower's property during reasonable business hours and upon reasonable notice; provided, however, if a Default has occurred and is continuing, the foregoing limitation with respect to reasonable business hours and reasonable notice shall not apply.

(g)

Books and Records. Keep proper books of account and records covering all its business and affairs on a current basis, make full, true and correct entries of its transactions in such books, set aside on its books from its earnings all such proper reserves as required by generally accepted accounting principles and permit representatives of the Lender to inspect such books of account, records and documents and to make copies there from during reasonable business hours and upon reasonable notice and to discuss the affairs, finances and accounts of the Obligors with the officers of the Obligors and their auditors during reasonable business hours and upon reasonable notice; provided, however, if a Default has occurred and is continuing, the foregoing limitation with respect to reasonable business hours and reasonable notice shall not apply.

(h)

Notices. Promptly notify the Lender (i) of the occurrence of any Event of Default, or event which with notice or the passage of time or both would become an Event of Default; (ii) of any matter including (A) breach or non-performance of, or any default under, a material contractual obligation of any of the Obligors by one of the Obligors, (B) any material dispute, litigation, investigation, proceeding or suspension of or before any Official Body affecting any of the Obligors, and including specifically any information, correspondence or decision made by or on behalf of the regulatory bodies responsible for the issuance or administration of any operating permit; or (C) the commencement of, or any material development in, any litigation or proceeding affecting any of the Obligors, in each case which has or could reasonably be expected to have a material adverse effect; and (iii) of the issuance of any shares of the Obligors or their Subsidiaries. All notices hereunder shall be sent by regular mail or overnight courier; if to the Lender at the address set forth above, with a copy to Auramet Trading, LLC 2 Executive Dr. Fort Lee, New Jersey 07024 and if to the Borrower at the address set forth above.

(i)

Environmental Compliance. Use and operate all of its facilities and property in compliance with all material and applicable environmental laws applicable to such facilities and property, keep all permits, approvals, certificates, licenses and other authorizations relating to environmental matters and necessary for the operation of its business in effect and remain in material compliance therewith.

Restrictive Covenants. Neither the Borrower nor any Guarantor shall , unless waived in writing by the Lender;

(j)

Liens. Enter into or grant, create, assume or suffer to exist any lien affecting the shares of stock pledged as collateral for the Loan.

(k)

Indebtedness. Incur, assume or otherwise permit any indebtedness for borrowed money. For the sake of clarity, this restrictive covenant shall not apply to the purchase obligations created upon the Borrower and the Guarantors agreeing to purchase mining claims and properties associated with their Columbian development projects.

Any of the following events shall be "Events of Default" hereunder:

(a)         the Borrower shall fail to make any payment of principal or interest with respect to the Bridge Loan, when and as the same shall become due and payable; or

(b)         the Obligors shall fail to pay any other amount (other than an amount referred to in paragraph (a) above) payable by them hereunder or under the Transaction Documents when and as the same shall become due and payable, and such failure shall continue un-remedied for a period of five or more days; or

(c)         any representation or warranty made or deemed made by or on behalf of any Obligor in or in connection with the Transaction Documents, or any amendment or modification thereof, or in any report, certificate, financial statement or other document at any time furnished pursuant to or in connection with any thereof, shall prove to have been incorrect in any material respect when made or deemed made; or

(d)         an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Obligor, or the debts or of a substantial part of the assets of any of them, under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor, or for a substantial part of the assets of either of them, and, in any such case, such proceeding or petition shall continue un-dismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered; or

(e)         any Obligor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (i) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(f)         any Obligor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(g)         one or more judgments for the payment of money in an aggregate amount in excess of $50,000 shall be rendered against any Obligor and the same shall remain un-discharged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment; or

(h)         any Transaction Document shall be canceled, terminated, revoked or rescinded (or any notice of such cancellation, termination, revocation or recession shall be given) otherwise than with the express prior written agreement, consent or approval of the Lender; or any action at law, suit in equity or other legal proceeding to cancel, revoke, or rescind any Transaction Document shall be commenced by or on behalf of any Obligor, or by any court or any other governmental or regulatory authority or agency of competent jurisdiction; or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order decree or ruling to the effect that, any one or more of the Transaction Documents or any one or more of the obligations of any Obligor thereunder are illegal, invalid or unenforceable in accordance with the terms thereof;

Upon the occurrence of any Event of Default (other than an Event of Default with respect to the Borrower described in paragraph (d) or (e) above, and at any time thereafter during the continuance of such Event of Default, the Lender may declare the balance of the Bridge Loan then outstanding to be due and payable in full, and thereupon the principal of the Bridge Loan shall be due and payable immediately, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any Event of Default described in paragraph (d) or (e) above, the balance of the Bridge Loan then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Following such declaration or automatic acceleration, the Lender may exercise any and all rights available to it under applicable laws, including the right to proceed against any Obligor or collateral pursuant to any applicable Transaction Document, or to set off any amounts due hereunder against any amounts due by the Lender under any metal sales contract, hedge contract or otherwise. Lender shall be under no obligation to pursue one remedy over another and may pursue all or any of such remedies, the Borrower waiving any right to assert the concept of marshalling. From and after the occurrence of an Event of Default, this Note shall bear interest at 15% per annum.

This Note may be assigned by the Lender for financing purposes and the Lender and each such assignee shall be a "Beneficiary" hereunder and under the Transaction Documents".

This Note shall be governed by, and construed in accordance with, the laws of New York.

IN WITNESS WHEREOF, the Borrower have caused this Note to be duly executed under seal by its authorized officer as of the day and year first above written.

COLOMBIA GOLDFIELDS LTD.

By: /s/ James Kopperson
       Name: James Kopperson
       Title: CFO